Exhibit 99.1

Ocean Power Technologies Announces Executive Management Changes

Philipp Stratmann Appointed as President and CEO, and

Matthew Shafer Promoted to Senior Vice President, CFO and Treasurer

MONROE TOWNSHIP, N.J., June 21, 2021 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (“OPT” or the “Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low carbon ocean energy solutions, today announced that its Board of Directors appointed Philipp Stratmann as its new President and Chief Executive Officer (CEO), and a Director. Mr. Stratmann previously served as OPT’s Vice President of Global Business Development since 2019. In addition, the Board of Directors has elevated Matthew T. Shafer, to Senior Vice President, Chief Financial Officer and Treasurer.

Terence J. Cryan, Chairman of OPT’s Board of Directors, stated, “Philipp is an experienced executive with a proven track record of developing and executing scalable business strategies, as evidenced most recently by OPT’s acquisition of 3dent Technology. Philipp’s knowledge of the Company, his related industry connections and experience in renewable energy and maritime industries, and his leadership skills will drive OPT’s growth in the off-shore power and data solutions markets. Matt has successfully demonstrated financial leadership during the last 5 years at OPT. Together Philipp and Matt will drive OPT’s continuing growth.”

Mr. Stratmann received an Engineering Doctorate in Engineering Management as well as a Master of Engineering from the University of Southampton in the United Kingdom. He will be relocating from OPT’s Houston office to the New Jersey headquarters. Mr. Shafer, already located in New Jersey, is a Certified Public Accountant, has an MBA in Finance from Rutgers Business School, and a bachelor’s degree from The Stillman School of Business at Seton Hall University.

Mr. Cryan also expressed thanks to George H. Kirby, who is departing OPT to pursue other endeavors, for his service as President and CEO since 2015. “Mr. Kirby stepped into the CEO role during challenging times, providing the necessary structure and leadership. He built a solid team and laid the groundwork for OPT to succeed moving forward, enabling Mr. Stratmann and Mr. Shafer to advance the Company’s key initiatives.”

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore energy, defense and security, science and research, and communications. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the Company’s current expectations about its future plans and performance and rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com